UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2010

NEVADA GOLD HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-1369203	20-3724068
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

1640 Terrace Way
Walnut Creek, CA 94597
(Address of principal executive offices, including zip code)

(925) 930-0100
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 16, 2010, we amended our 2008 Equity Incentive Plan (the “2008 Plan”) to increase the total number of shares of our common stock that may be granted pursuant to awards under such 2008 Plan from 266,666 (after adjustment for the one-for-fifteen reverse stock split described in Item 5.03 below) to 3,000,000, and to add a provision for automatic annual increases based on increases in our capitalization.

Our Board of Directors adopted our 2008 Equity Incentive Plan (the “2008 Plan”) on December 30, 2008.  The total number of shares of common stock reserved for issuance pursuant to awards granted under the 2008 Plan was 4,000,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change.  As a result of the reverse stock split, the number of shares of common stock reserved under the 2008 Plan was reduced to 266,667.  Prior to the reverse split, we had granted non-qualified stock options to purchase an aggregate of 1,250,000 shares of our common stock under the 2008 Plan at a weighted-average exercise price of $0.1334 per share.  As a result of the reverse stock split, such options were adjusted so that they are exercisable, in the aggregate, for 83,333 shares of our common stock at a weighted-average exercise price of $2.001 per share.

The amendment to our 2008 Plan

(i)	increased the total number of shares of our common stock that may be granted pursuant to awards under the 2008 Plan from 266,667 to 3,000,000, and

(ii)	added a provision for automatic annual increases based on increases in our capitalization (an “Evergreen Clause”).

Under the Evergreen Clause, unless otherwise determined by the Board, at the beginning of each fiscal year beginning with the 2011 fiscal year, the number of shares subject to issuance pursuant to awards granted under the 2008 Plan will be automatically increased to an amount equal to 5% of the number of outstanding shares of common stock, together with all shares of common stock issuable upon conversion of convertible debt and equity securities (including interest accrued thereon), and all shares of common stock issuable upon exercise of options, warrants or other rights (excluding options issued under the 2008 Plan) having an exercise price equal to or less than the fair market value (as defined in the 2008 Plan) at the time of measurement on the last day of the immediately preceding fiscal year.

On September 10, 2010, the amendment to the 2008 Plan was approved by the written consent of stockholders holding a majority of the outstanding shares of our common stock.

Additional information regarding the 2008 Plan is contained in our definitive Proxy Statement filed with the Securities and Exchange Commission on August 10, 2010.

Item 3.03	Material Modification to Rights of Security Holders

The information under Item 5.03 below is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 27, 2010, and July 21, 2010, our Board of Directors adopted resolutions authorizing an amendment to the Company’s Certificate of Incorporation to effect a one-for-fifteen (1:15) reverse stock split of our common stock.

On September 10, 2010, the reverse stock split was approved by the written consent of stockholders holding a majority of the outstanding shares of our common stock.

The amendment of our Certificate of Incorporation to effect the one-for-fifteen reverse stock split was filed with the Secretary of State of the State of Delaware on September 15, 2010, and the Reverse Split was effective for all corporate purposes as of that date.

As of September 15, 2010, each certificate representing shares of our common stock before the reverse split is deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our common stock resulting from the reverse split, except that holders of unexchanged shares are not be entitled to receive any dividends or other distributions payable by us after the effective date until they surrender their old stock certificates for exchange.  All shares underlying options and warrants and other securities were also automatically adjusted on the effective date.

In lieu of any fractional shares to which a holder would otherwise be entitled, the Company will either (a) pay cash equal to such fraction multiplied by the fair market value of one share (equal to the average of the closing prices for a share of Common Stock for the last ten (10) trading days immediately prior to the effective date of the reverse split); or (b) round such fraction up to the next whole integer.

Our transfer agent, Continental Stock Transfer & Trust Company, is acting as the exchange agent for purposes of implementing the exchange of stock certificates.  Stockholders of record will receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse split.  Persons who hold their shares in brokerage accounts or “street name” will not be required to take any further actions to effect the exchange of their shares.  No new certificates will be issued to a stockholder until such stockholder has surrendered any outstanding certificates together with the properly completed and executed letter of transmittal to the exchange agent.  Until surrender, each certificate representing shares before the reverse split will continue to be valid and will represent the adjusted number of shares resulting from the reverse split.

We are awaiting notification from FINRA as to when the reverse stock split will be effective on the OTC Bulletin Board for trading purposes and will provide such information in a future filing.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit Number	Description
3.1	Certificate of Amendment to Certificate of Incorporation of Nevada Gold Holdings, Inc.

10.1	Amendment No. 1 to 2008 Equity Incentive Plan of Nevada Gold Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nevada Gold Holdings, Inc.

Date: September 21, 2010	By:	/s/ David Rector
	Name:	David Rector
	Title:	Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Amendment to Certificate of Incorporation of Nevada Gold Holdings, Inc.

10.1	Amendment No. 1 to 2008 Equity Incentive Plan of Nevada Gold Holdings, Inc.